Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

June 19, 2006	Contact: Keith Schroeder Chief Financial Officer (918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY

ANNOUNCES THREE-FOR-TWO STOCK-SPLIT

PRYOR, OKLAHOMA (June 16, 2006) – Orchids Paper Products Company (AMEX:TIS) announced today that its Board of Directors has approved a three-for-two split of the Company’s common stock to be effected in the form of a stock dividend. The record date for the stock split will be July 7, 2006, with the distribution date expected to be on or about July 21, 2006. Stockholders of record on the record date will receive on the distribution date one additional share of the Company’s common stock for each two shares owned. In lieu of distributing fractional shares, the Company will distribute cash. As proposed, the stock split would increase the number of outstanding shares of common stock from 4,156,250 to approximately 6,234,375 shares.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the company and its products visit the company’s website at http://www.orchidspaper.com.